TALK AMERICA TO ANNOUNCE THIRD QUARTER FINANCIAL RESULTS

Bundled Revenue and Net Income Expected to Exceed Guidance

Q3 Ending Bundled Line Count was 495,000

Actions Taken During Quarter to Reduce Debt by $19.0 Million

RESTON, VA— Monday, October 6, 2003-- Talk America (NASDAQ: TALK), a provider of bundled local and long distance phone service, will announce earnings on Tuesday, October 28, 2003.  Based on preliminary financial results, it expects third quarter bundled revenue and net income to exceed guidance of $69 to $71 million and $5 to $7 million, respectively. Long distance revenue is expected to be within guidance of $24 to $25 million.

The Company ended the quarter with 495,000 bundled lines. Net lines added during the third quarter were 52,000, up from 41,000 in the second quarter.  As part of the Company’s expansion plans into new markets, the Company reported that in September, Michigan accounted for 42% of total gross adds for bundled service down from 56% in June.

The Company expects to record a non-cash deferred income tax benefit in the third quarter 2003 in connection with the reversal of its deferred tax valuation allowance.  The Company expects to record the gain because of its outlook for continued profitability and its ability to utilize the deferred tax assets. The Company’s expected results for the third quarter do not include the benefit of this item.  As of December 31, 2002, the Company had approximately $200 million of NOLs available to offset future taxable income.

During the third quarter, the Company took actions that will reduce debt by $19 million.  During the quarter, the Company retired approximately $6.0 million of long-term debt with cash flow from operations, including $3.0 million of 12% Senior Subordinated Notes due 2007 and  $3.0 million of 8% Secured Convertible Notes due 2006.  On September 9, 2003, the Company called for redemption the remaining outstanding $12.5 million of 8% Secured Convertible Notes due 2006.  The notes are convertible at the option of the holder at $15 per share.  Settlement date is expected to be on October 14, 2003.  In addition, on October 6, 2003, the Company repurchased $0.5 million of 12% Senior Subordinated Notes due 2007.  As a result of these transactions, the Company’s total debt will be reduced to approximately $46.5 million.

Talk America management will host a conference call to discuss the third quarter 2003 operating results at 5:00 p.m. ET on Tuesday, October 28, 2003.  The call can be accessed by dialing the following: US 800-582-6982, International 212-748-2730. A replay of the call will be available through 7:00 p.m. ET on November 4, 2003 by dialing the following: US 800-633-8284, International 402-977-9140. The reservation number for the replay is 21162363.

Additionally, a live web simulcast of the conference call will be available online at www.talk.com and www.streetevents.com.

About Talk America

Talk America offers a bundle of local and long distance phone services to residential and small business customers. The Company delivers value in the form of savings, simplicity and quality service to its customers. The Company operates its own nationwide long distance network and delivers local services through agreements with the Bell Operating Companies. For further information, visit the Company online at: www.talk.com.

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Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," "anticipated," and "targets". These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and the Company's actual results could differ materially from the Company's expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, dependence on the availability and functionality of local exchange carriers’ networks as they relate to the unbundled network element platform, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under its direct marketing channels and its various marketing partners, failure to manage the nonpayment of amounts due the Company from its customers from bundled and long distance services, attrition in the number of end users, failure or difficulties in managing the Company's operations, including attracting and retaining qualified personnel, failure of the Company to be able to expand its active offering of local bundled services in a greater number of states, failure to provide timely and accurate billing information to customers, failure of the Company to manage its collection management systems and credit controls for customers, interruption in the Company's network and information systems, failure of the Company to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in its Annual Report on Form 10-K for the year-ended December 31, 2002, filed March 31, 2003, quarterly report on Form 10-Q as filed August 13, 2003 and any subsequent filings. The Company undertakes no obligation to update its forward-looking statements.

Contact:

David G. Zahka

Chief Financial Officer

(215) 862-6849

dzahka@talk.com